Exhibit 99.1

ITT Educational Services, Inc. Elects Thomas I. Morgan and John A. Yena to its Board

Carmel, IN, May 10, 2006 --ITT Educational Services, Inc., (NYSE: ESI) a leading provider of technology-oriented postsecondary degree programs, today announced the election of Thomas I. Morgan and John A. Yena to its Board of Directors.

Thomas I. Morgan, age 52, served as chief executive officer of Hughes Supply, Inc. (“Hughes”), a diversified wholesale distributor of construction, repair and maintenance-related products, from May 2003 until his retirement in March 2006. Mr. Morgan also served as president of Hughes from March 2001 until his retirement in March 2006. He is also a director of Rayonier, Inc. and Waste Management, Inc.

John A. Yena, age 65, has served as chairman of the board of Johnson & Wales University (“J&W”), a postsecondary educational institution, since June 2004. Mr. Yena served as president and chief executive officer of J&W from June 1989 through May 2004. He is also a director of Bancorp Rhode Island, Inc.

“We are very pleased to welcome Tom Morgan and Jack Yena to the Board,” stated Rene R. Champagne, Chairman and Chief Executive Officer. “Their leadership and experience from serving as chief executive officers of major organizations are welcome contributions to help guide the company.”

About ITT Educational Services, Inc.

ITT Educational Services, Inc. is a leading provider of technology-oriented postsecondary degree programs. The company operates 84 ITT Technical Institutes in 32 states with a total student enrollment of more than 43,000 as of March 31, 2006. The ITT/ESI education system offers programs at the associate, bachelor and master degree levels in five schools of study: information technology, electronics technology, drafting and design, business and criminal justice. Programs of study are delivered in residence, online and through a combination of in residence and online delivery.

Contact: Nancy Brown,

Director, Corporate Relations

317-706-9260